EXHIBIT 10.31
AMENDMENT THREE TO THE
GENUINE PARTS COMPANY
SUPPLEMENTAL RETIREMENT PLAN
     This Amendment to the Genuine Parts Company Supplemental Retirement Plan is adopted by Genuine Parts Company (the “Company”), effective as of the date set forth herein.
W I T N E S S E T H:
     WHEREAS, the Company maintains The Genuine Parts Company Supplemental Retirement Plan (the “Plan”), and such Plan is currently in effect;
     WHEREAS, the Company desires to amend the Plan; and
     WHEREAS, pursuant to Section 6.08 of the Plan, the Company has reserved the right to amend the Plan through action of the Committee;
     NOW, THEREFORE, BE IT RESOLVED that the Plan is hereby amended as follows:
1.
     Effective as of January 1, 2006, subparagraph (a) of Section 3.01 Calculation of Supplement is revised to read as follows:
“(a)	Each Participant who separates from service with the Employer on or after his Normal or Delayed Retirement Date by reason of retirement or voluntary or involuntary termination shall, except as provided in Section 6.05, be entitled to a monthly supplemental retirement income (“Supplemental Retirement Income”) equal to (1) minus (2), where
(1)	equals the monthly Normal or Delayed Retirement Income which Participant would be entitled to receive under the Pension Plan beginning on the Participant’s separation from service with the Employer if the benefit limitations of Code Sections 401(a)(17) and 415 as reflected in the Pension Plan were not in effect (measured in the form of a single life annuity payable in monthly installments for the Participant’s life) and if the definition of Earnings under this Plan were used to compute the Participant’s Normal or Delayed Retirement Income under the Pension Plan;

(2)	equals the monthly Normal or Delayed Retirement Income which Participant is actually entitled to receive under the Pension Plan beginning on the Participant’s separation from service with the Employer measured in the form of a single life annuity payable in monthly installments for the Participant’s life.”

2.
     Effective as of January 1, 2006, subparagraph (b) of Section 3.01 Calculation of Supplement is revised to read as follows:
“(b)	Each Participant who separates from service with the Employer on or after his Early Retirement Date by reason of early retirement or voluntary or involuntary termination shall, except as provided in Section 6.05, be entitled to a monthly Supplemental Retirement Income equal to (1) minus (2), where
(1)	equals the monthly Early Retirement Income which Participant would be entitled to receive under the Pension Plan beginning on the Participant’s separation from service with the Employer if the benefit limitations of Code Sections 401(a)(17) and 415 as reflected in the Pension Plan were not in effect (measured in the form of a single life annuity payable in monthly installments for the Participant’s life) and if the definition of Earnings under this Plan were used to compute the Participant’s Early Retirement Income under the Pension Plan;

(2)	equals the monthly Early Retirement Income which Participant is actually entitled to receive under the Pension Plan beginning on the Participant’s separation from service with the Employer measured in the form of a single life annuity payable in monthly installments for the Participant’s life.

(3)	The Participant’s benefit in (1) and (2) above shall be reduced by the early retirement reduction factors set forth in the Pension Plan (e.g., see Section 4.02) regardless of whether the Participant is entitled to an increased benefit under the Pension Plan by reason of terminating employment pursuant to an early retirement window.”
3.
     Effective as of January 1, 2005, Section 3.02 Benefit Commencement Date; Manner of Payment is revised to read as follows:
“Section 3.02 Distribution Date; Manner of Payment.
(a)	For distributions made on or after January 1, 2006, The Employer shall commence payment of the Supplemental Retirement Income on the first day of the seventh month following the Participant’s separation from service with the Employer and such benefit shall continue on a monthly basis for the Participant’s lifetime and for any period thereafter provided for under the form of benefit elected by the Participant. The first payment shall equal to seven months of payments (representing the payment made to the Participant for that month plus the monthly payments for the six months following the Participant’s separation from service with the Employer).

(b)	For distributions made prior to January 1, 2006, the Employer shall commence payment of the Supplemental Retirement Income as of the Benefit Commencement Date and such benefit shall continue on a monthly basis for the Participant’s lifetime and for any period thereafter provided for under the form of benefit elected by the Participant. The “Benefit Commencement Date” shall mean the later of the day that Retirement Income is deemed to commence under the Pension Plan with respect to the Participant or the first day of the seventh month after the Participant’s separation from service with the Employer.

(c)	If any distributions are made in 2005 to a Participant, who qualifies as a “specified employee” (as defined under Code Section 409A(a)(2)(B)(i)), immediately following the Participant’s separation from service with the Employer without waiting the six-month delay period required by Code Section 409A, such Participant shall have the right to terminate his or her participation in the Plan or cancel his or her deferral election with regard to the amounts deferred after December 31, 2004 without causing the Plan to fail to conform to the provisions of Code Section 409A; provided, the amounts subject to the termination or cancellation are includible in the income of the Participant in the taxable year in which the amounts are “earned and vested” as defined under Treas. Reg. 1.409A-6(a)(2).

(d)	The Supplemental Retirement Income shall be paid in the form elected by the Participant in his Joinder Agreement. In the event that the Participant fails to elect a form of payment, then the Supplemental Retirement Income shall be paid in the form of a 50% joint and survivor annuity if the Participant has a Spouse on the separation from service date and in the form of a Life Annuity if the Participant does not have a Spouse on the separation from service date. If the Supplemental Retirement Income is paid in a form other than a Life Annuity, then the amount of such benefit shall be adjusted so that it is the Actuarial Equivalent of the Life Annuity described in Section 3.01.”
* * * * * * * * *
     Except as amended herein, the Plan shall remain in full force and effect.
     IN WITNESS WHEREOF, the Pension and Benefits Committee has caused this Amendment to the Plan to be executed on the date shown below, but effective as of the date indicated above.

PENSION AND BENEFITS COMMITTEE

By:
Name
Title

Date:

Attest:

By:

Date: